Exhibit 10.40

VICE PRESIDENT EMPLOYMENT CONTRACT

SIRONA DENTAL SERVICES GMBH – RAINER BERTHAN

20 February 2012

EMPLOYMENT CONTRACT

GESCHAEFTSFUEHRER-DIENSTVERTRAG

between

Sirona Dental Services GmbH
Fabrikstr. 31
64625 Bensheim
Germany

- hereinafter “Company” -

and

Rainer Berthan
Surmannsholt 9
58452 Witten
Germany

- hereinafter “Rainer Berthan” -

§ 1

Basis of Employment

1.	Rainer Rainer Berthan will join the management of the Company as Vice President with effect as of 01 September 2012 or any later date to be agreed between the parties.

2.	Rainer Berthan will become a Geschaeftsfuehrer of the Company, Sirona Dental Systems GmbH, Sirona Immobilien GmbH and Sirona Verwaltungs GmbH (together, the “Bensheim Companies”). In his role as Vice President and Geschaeftsfuehrer Rainer Berthan shall have such duties and responsibilities as are appropriate for directing and managing the Company’s four Bensheim business divisions CAD/CAM, Imaging, Treatment Centers, Instruments and local support functions (i.e. logistics and purchasing). In his capacity as Vice President and Geschaeftsfuehrer, Rainer Berthan shall report directly to the President of Sirona Dental Systems, Inc. (the “President”).

3.	Rainer Berthan represents the Bensheim Companies in and out of court acting jointly with another Geschaeftsfuehrer or an attorney in fact (Prokurist) of the respective Bensheim Company.

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VICE PRESIDENT EMPLOYMENT CONTRACT

SIRONA DENTAL SERVICES GMBH – RAINER BERTHAN

20 February 2012

4.	Without limitation to the provisions of this agreement, the duties, powers and responsibilities of Rainer Berthan are governed by the articles of association of the Company, as amended from time to time, by the applicable laws, in particular the Limited Liability Statute, by the by-laws, as amended from time to time, and the instructions of the Company.

5.	The Company reserves the right to appoint additional Vice Presidents and Geschaeftsfuehrer and to change the representation policy at any time.

6.	Rainer Berthan shall perform the duties incumbent on him with the due care and diligence of a prudent businessman.

§ 2

Compensation

1.	The base salary of Rainer Berthan amounts to EUR 220,000 per business year of the Company payable in twelve equal monthly instalments at the end of each month.

2.	In addition, Rainer Berthan is eligible to receive a bonus in each business year (October 1 – September 30). The total bonus will comprise of the following two components:

(i)	The first part of the total bonus will be determined in accordance with Sirona Dental Systems, Inc.’s bonus plan, as amended from time to time. Such partial bonus shall amount to 45% of Rainer Berthan’s base salary (i.e. EUR 100,000 in the first year) in case of 100% achievement of the objectives and can rise up to a maximum of 63.5% of Rainer Berthan’s base salary (i.e. EUR 140,000 in the first year).

(ii)	The second part of the total bonus will be based on Rainer Berthan’s performance vis-a-vis objective performance criteria to be determined on a yearly basis. Such partial bonus shall amount to EUR 40,000 in case of 100% achievement of the objective performance criteria and can rise up to a maximum of EUR 55,000.

3.	Rainer Berthan’s bonus will be guaranteed at EUR 140,000 for the first year of his employment – in case of overperformance para. 2 will apply. The bonus will be paid out in accordance with the Company’s bonus pay schedule (currently in December of each calendar year), as amended from time to time.

4.	With effect as of the first day of his employment with the Company, Rainer Berthan will be granted 18,000 options to buy common stock of and 12,000 restricted stock units of Sirona Dental Systems, Inc. In addition, Rainer Berthan will be eligible for further grants of options and/or restricted stock units within the Company’s yearly grant program in the following business years of the Company. All grants shall comply with the respective plans and policies, as amended from time to time, of Sirona Dental Systems, Inc. Following the respective vesting dates, Rainer Berthan will be entitled to exercise all grants cashlessly.

5.	Immediate vesting of the options and restricted stock units granted shall occur in the event that Sirona Dental Systems, Inc. has a change in control. “Control” is defined as any event or circumstance that would require disclosure under Item 5.01 of S.E.C., Form 8-K or any comparable requirement of the Securities and Exchange Commission.

6.	Any services of Rainer Berthan including overtime are compensated by the remuneration as described above. Rainer Berthan is obliged to work longer than the usual working hours, if it is necessary for the achievement of the business objectives of the Company.

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20 February 2012

7.	In addition, the Company will pay to Rainer Berthan the legally required employer contributions with respect to healthcare, pension and unemployment insurance, which have to be borne in equal shares by Rainer Berthan and the Company on the basis of the applicable laws. If Rainer Berthan is exempted from the healthcare insurance obligation, the Company will pay 50% of his contributions to a private healthcare insurance up to the amount which equals 50% of the contribution to the statutory healthcare insurance.

8.	Compensation claims may not be assigned or pledged without the prior consent of the Company.

9.	Rainer Berthan is entitled to request a company car in accordance with the Company’s car policy. Such car can be used for private purposes.

10.	The Company shall pay the door-to-door transportation costs for the personal belongings, the costs for packing and unpacking and the costs for adequate insurance of the goods moved for Rainer Berthan and his family. The transport shall be carried out by a transportation provider selected by the Company. The Company shall further pay the real estate agent’s fees incurred for renting an house/apartment for Rainer Berthan and his family in the area of Bensheim. Rainer Berthan undertakes to repay the above mentioned amounts paid by the Company, if the employment relationship is terminated earlier than 36 months from the beginning of the contract. The obligation to repay is reduced by 1/36 for every month of employment. The obligation to repay shall not apply if the contract is terminated by the Company.

11.	The Company shall pay a preventive medical chep-up for Rainer Berthan every second year of employment. The provider for the medical check-up will be selected by the Company.

§ 3

Expenses

The Company shall reimburse any reasonable expenses in connection with the services for the Company on presentation of the respective receipts. The respective policies of the Company, in particular the travel policy, will apply.

§ 4

Insurances

1.	The Company will enter into a death and disability insurance in favour of Rainer Berthan with the cover amount of EUR 540,000 in case of death and disability, respectively.

2.	The Company will provide for reasonable legal protection against civil, criminal and public law claims of third parties in connection with the services rendered by Rainer Berthan under this agreement (D&O insurance).

§ 5

Vacation and Holiday

Rainer Berthan is entitled to vacation of 30 business days each year. Rainer Berthan shall schedule vacation after consultation with the President so as not to interfere with the performance of his duties.

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20 February 2012

§ 6

Illness

1.	Rainer Berthan has to inform the Company without undue delay about any illness, its reasons and its expected duration. In case of illness, Rainer Berthan has to present to the Company upon its request a medical attestation regarding the disability and its expected duration.

2.	In case of any illness, the Company shall continue to pay to Rainer Berthan for a period of up to six weeks his contractual compensation reduced by any amounts received by Rainer Berthan from any statutory or private insurance.

§ 7

Additional Activities

1.	Rainer Berthan will devote his skills and knowledge only to the Company. During the term of this Agreement, Rainer Berthan is not allowed to engage in any additional activities without the prior written consent of the Company. Any publications and lectures, which refer to the business of the Company but are not in the best interest of the Company, do require the prior written consent of the Company.

2.	Rainer Berthan shall not actively participate in any company or engage in any own business without the prior written consent of the Company. Such consent is not required in the event of the acquisition of interests or shares of a publicly listed company for the purpose of capital investment without influence on business decisions.

§ 8

Confidentiality, Non-competition

1.	Rainer Berthan shall keep strictly confidential any and all confidential information regarding the Company and its affiliated entities, irrespective of the source of such knowledge, vis-à-vis third parties and other employees of the Company who are not entitled to receive such confidential information. The confidentiality covenant shall not apply, if and to the extent that the transfer of the information is necessary for the due performance of Rainer Berthan’s duties or if Rainer Berthan has obtained the prior written consent of the Company. This confidentiality obligation shall remain in force after the termination of this agreement.

2.	Rainer Berthan shall not act as member of supervisory, advisory or similar boards of any companies which are not affiliated with the Company without the prior written consent of the Company.

3.	Rainer Berthan shall not, during the course of his employment with the Company, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity.

§ 9

Term and Termination

1.	This agreement shall be entered into for an indefinite period of time. Each party may terminate this agreement upon fifteen month prior notice with effect as of the end of the calendar quarter.

2.	Any termination notice has to be made in writing.

4.	The Company is entitled to release Rainer Berthan from work at any time but the Company will continue to pay the compensation owed to Rainer Berthan in accordance with this agreement

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20 February 2012

§ 10

Retention of Documents

Upon termination of Rainer Berthans employment or upon release of work, Rainer Berthan shall return to the Company without undue delay any business documents, letters, drafts and similar documents and copies thereof referring to the Company. Rainer Berthan does not have any right of retention with respect to the aforementioned documents.

§ 11

Miscellaneous

1.	There exist no additional agreements between the parties.

2.	Modifications of, or amendments to, this agreement shall be made in writing to be effective.

3.	The parties comply with the requirement of written form by using fax or telecopy, if the author of the document is identifiable.

4.	Should any provisions of this agreement be or become invalid, this does in no way influence the validity of the remaining provisions. Any invalid provision shall be deemed replaced by an adequate valid term nearest to what the parties wanted or would have wanted taking into account the purpose of the agreement.

5.	This agreement is governed by Germany law.

Date: 20 February 2012

Sirona Dental Services GmbH

/s/ Jeff T. Slovin	/s/ Dr. Tom Redlich
Jeff T. Slovin	Dr. Tom Redlich
President	General Counsel E/AP

Rainer Berthan

/s/ Rainer Berthan

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